Exhibit 10.32
QUOTA SHARE REINSURANCE AGREEMENT
(hereinafter referred to as the “Agreement”)
GIC-005/2007
between
GUARANTEE INSURANCE COMPANY
(hereinafter referred to as the “Company”)
and
NATIONAL INDEMNITY INSURANCE COMPANY
(hereinafter referred to as the “Reinsurer”)
ARTICLE I-BUSINESS COVERED
All statutory benefits payable under Part One Section A Limit and Part Two Section B Limit of a Standard Workers’ Compensation Policy.
This Agreement is to indemnify the Reinsured as set forth herein in respect of the net excess liability which may accrue to the Reinsured under all policies, Agreements, binders and other evidences of insurance or reinsurance, whether oral or written (hereinafter called “policies”), classified by the Reinsured as Traditional Workers’ Compensation becoming effective on and after the inception date of this Agreement, including renewals.
ARTICLE II -EXCLUSIONS
This Agreement excludes all Ultimate Net Loss arising from the following and further amplified by Schedule 1 NCCI Class Code identifications:
1.	Assumed reinsurance, except one hundred percent (100%) of business ceded by fronting insurance companies.

2.	Liability of the Reinsured arising by Agreement, operation of law or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guarantee funds, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Reinsured of part or all of any claim, debt, charge, fee or other obligation or an insurer or its successors or assigns which has been declared by any competent authority to be insolvent or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

3.	Business excluded by the attached Exhibit A, Nuclear Incident Exclusion Clause — Liability- Reinsurance — U.S.A., No, 08-31-1.
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4.	Pools, associations and syndicates, except that losses from assigned risk plans or similar plans are not excluded.

5.	Actual or alleged loss, liability, damage, injury, defense cost, cost or expense directly or indirectly caused by, contributed to, by, resulting from, arising out of or in connection with any “acts of terrorism” as defined in the Terrorism Risk Insurance Act of 2002 (the “Act”), including acts of war, invasion, acts of foreign enemies, hostilities or warlike operation (whether war be declared or not), civil war, rebellion, revolution, insurrection, or civil commotion assuming the proportions of or amounting to an uprising, military or usurped power, regardless of any other cause or event contributing concurrently or in any sequence to the loss and regardless of the location of the loss, liability, damage, injury, defense, cost or expense.
Also excluding actual or alleged loss, liability, damage, injury, defense cost or expense directly or indirectly caused by, contributed to by, resulting from, arising out of or in connection with any action taken in controlling, preventing, suppressing, retaliating against, or responding to an act of terrorism as defined in the Act, regardless of the location of the loss, liability, damage, injury, defense, cost or expense.
Notwithstanding the above and subject otherwise to the terms, conditions and limitations of this Agreement, this Agreement will pay actual loss or damage caused by an act of terrorism which does not meet the definition of “act of terrorism” as defined in the Act but in no event, will this agreement provide coverage for loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from, arising out of or in connection with biological, chemical or nuclear explosion, pollution, contamination and/or fire following therefrom.
In the event any portion of this exclusion is found to be invalid or unenforceable, the remainder shall remain in full force and effect.
6.	Financial guarantee and insolvency.

7.	War Risks as defined and excluded by the North American War Exclusion Clause (Reinsurance) BRMA 56A.

8.	Risks with known occupational disease exposures per NCCI D & E codes.

9.	Operations requiring coverage under the Defense Base Act, Admiralty Act or any other Federal act including but not limited to the Jones Act, FELA or USL&H, except where incidental. (“incidental” to be defined as less than 10% of an individual insurer’s premium).

10.	Commercial airline crews.

11.	Risks involving known exposure to the following substances: Dioxin, Polychlorinated biphenyls (PCB’s) and Asbestos.

12.	Mining either above or below ground.

13.	Construction of bridges, tunnel or dams.
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14.	Fire fighters and police officers.

15.	Railroads, except scenic railways, and access lines and industrial aid owner operations when written as an incidental part of an insured’s overall operations.

16.	No known wrecking or demolition of buildings of structures in excess of three stories.

17.	Manufacturing, packing, handling, shipping, storage or loading into containers of explosives, substances intended for use as an explosive, ammunitions, fuses, arms, magnesium, propellant charges, detonating devices, fireworks, nitroglycerine, celluloid, or pyroxylin; however, this exclusion shall not apply to the incidental packing, handling, or storage of same in connection with the sale or transportation by owner operators of such substance;

18.	Trucking hauling explosives or ammunition (local or long distance hauling) — all employees.

19.	Manufacturing, packing, handling, shipping or storage of natural or artificial fuel gasses, butane, propane, gasoline, or liquefied petroleum gas; however, this exclusion shall not apply to the incidental packing, handling or storage of same in connection with the sale of such substances.

20.	Gas or oil burner installation NOC.

21.	Gasoline Service Stations tank installations.

22.	Blasting of rock.

23.	Sewer construction all operations.

24.	Gas main, steam main, or water main construction or connection construction.

25.	Boat manufacturing F classes.

26.	Banks and trust company employees of contracting agencies in bank service: guards, patrol, messengers or armored car crews.

27.	Detective agency.

28.	Patrol agency only in regard to armed guard services.

29.	Alternative Market business including PEO’s.

30.	Risks principally domiciled in the states of Georgia, South Carolina and Indiana.
ARTICLE III — PERIOD AND CANCELLATION
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This Agreement shall be effective effective July 1, 2007, for new and renewal policies of the Company attaching on or after 12:01 a.m. Local Standard Time, July 1, 2007 through June 30, 2008, both days inclusive.
Termination on a run-off basis until the natural expiration of all policies subject to this Agreement. Run-off not to exceed 12 months from the termination of this Agreement plus odd time not to exceed 18 months in all.
ARTICLE IV — AMOUNT OF COVER
50% Quota Share of the first $500,000 Ultimate Net Loss each and every Loss Occurrence, inclusive of original deductibles regardless of the number of policies or programs involved. Allocated Loss Adjustment Expense included in Ultimate Net Loss.
ARTICLE V — TERRITORY
Losses arising out of Policies written and issued in the U.S.A., its territories and possessions, excluding losses arising out of policies written and issued in the States of Georgia, South Carolina or Indiana.
ARTICLE VI — CEDING COMMISSION:
Ceding Commission shall be 25% of Gross Subject Written Premium collected by the Company and ceded to Reinsurers.
ARTICLE VII — PREMIUM:
The Company shall cede and pay to the Reinsurer its proportionate share of the Gross Subject Written Premium collected by the Company and ceded to Reinsurers on business subject to this Agreement. When so requested, the Company will afford the Reinsurer an opportunity to be associated with Company, at the expense of the Reinsurer, in the collection of premiums; and the Company and the Reinsurer shall co-operate in every respect in the collection of premiums.
ARTICLE VIII — OTHER REINSURANCE:
The Company shall be permitted to deduct 100% of the cost of excess reinsurance from the Gross Subject Written Premium ceded hereunder. The cost of reinsurance is deemed to be 10% for the duration of this Agreement.
ARTICLE IX — REPORTS AND REMITTANCES:
Within 30 days after the end of each month, the Company shall provide the following information to the Reinsurer with reports being provided at the insurance policy level.
1.	Gross Subject Written Premium;

2.	Gross Subject Written Premium Collected.

3.	Ceding commission on Gross Subject Written Premium collected and other reinsurance charge allocable to Gross Subject Written Premium collected.

4.	Paid loss and paid Allocated Loss Adjustment Expense;

5.	Outstanding losses and outstanding Allocated Loss Adjustment Expense;
The Company shall remit the positive balance of (2) less (3) less (4), 45 days after the end of each month.
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Negative balances shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the Company’s report.
ARTICLE X — DEFINITIONS
A.	“Policy” as used in this Agreement shall mean any binder, policy or contract of insurance issued, accepted or held covered provisionally or otherwise, by or on behalf of the Company.

B.	“Gross Subject Written Premium” is Written Manual Premium adjusted for experience and schedule credit/debit modification, State/NCCI safety credit, and other allowable credits, premium discount, deductible credits, expense constants and policy fees, less returns and cancellations for policies covered by this agreement.

C.	“Loss adjustment expense” as used herein shall mean expenses allocable to the investigation, defense and/or settlement of specific claims, including litigation expenses and post-judgment interest, but not including any legal expense and cost incurred by the Reinsured in connection with coverage questions and legal actions connected thereto, office expense or salaries of the Reinsured’s regular employees.

D.	Except for losses arising from Occupational Disease or Cumulative Trauma (as defined below), “Loss Occurrence” as used in this Agreement shall mean any one accident, disaster, casualty or loss or series of accidents, disasters, casualties or losses arising out of or caused by one event.

With respect to Occupational Disease or Cumulative Trauma, all losses arising from each employee shall be deemed a separate “Loss Occurrence”. The date of loss for each Loss Occurrence shall be the date when the compensable disability of the employee commences, or if there is no such disability, when the medical treatment commences. All Occupational Disease or Cumulative Trauma losses of one specific kind or class suffered by more than one employee of the same employer shall be added together and deemed a separate Loss Occurrence. The date of loss for each Loss Occurrence shall be the date the first claim is made to the Company. There shall only be one date of loss for all Occupational Disease or Cumulative Trauma losses of one specific kind or class suffered by more than one employee of the same employer, regardless of the number of employees, claims or policies involved.

“OCCUPATIONAL DISEASE” is any abnormal condition that fulfills all of the following conditions:
1.	It is not traceable to a definite compensable accident occurring during the employee’s past or present employment.

2.	It has been caused by exposure to a disease producing agent or agents present in the workers occupational environment.

3.	It has resulted in disability or death.
“CUMULATIVE TRAUMA” is an injury that fulfills all of the following conditions:
1.	It is not traceable to a definite compensable accident occurring during the employee’s past or present employment.

2.	It has occurred from and has been aggravated by a repetitive employment related activity.

3.	It has resulted in a disability or death. “Loss Occurrence” as used in this Agreement shall mean any one accident, disaster, or casualty or series of accidents, disasters, or casualties arising out of one event.
E.	“Collected Premium” Gross Subject Written Premium collected by the Company pursuant to premium payment plans wherein policy premiums are paid to the Company on a less-than-annual
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basis; however, in no event shall the Reinsurer be liable for policy premiums that are uncollectible from original insureds, regardless of the reason for uncollectibility, and all such uncollectible amounts shall be deemed collected by the Company when due to the Company or its agents, whichever occurs first in time, and accordingly remitted to the Reinsurer.

F.	The term “Insured” means the named insured in any of the Policies.
ARTICLE XI — ULTIMATE NET LOSS
“Ultimate Net Loss” as used in this Agreement shall mean the actual loss paid by the Company or for which the Company becomes liable to pay, such loss to include 90% of any Extra Contractual Obligations amount as defined in the Extra Contractual Obligations Clause, and all Loss Adjustment Expense of the Company including subrogation, salvage, and recovery expenses. Salvages and all recoveries, including recoveries under all reinsurances which inure to the benefit of this Agreement (whether recovered or not), shall be first deducted from such loss to arrive at the amount of liability attaching hereunder.
All salvages, recoveries or payments recovered or received subsequent to loss settlement hereunder shall be applied as if recovered or received prior to the aforesaid settlement, and all necessary adjustments shall be made by the parties hereto.
Nothing in the clause shall be construed to mean that losses are not recoverable hereunder until the Company’s Ultimate Net Loss has been ascertained.
ARTICLE XII — LOSS NOTICES AND SETTLEMENTS
The Company will advise the Reinsurer promptly of all losses and any subsequent developments pertaining thereto, which may in its opinion develop into losses involving reinsurance hereunder.
The liability of the Reinsurer shall follow that of the Company’s in every case, except as specifically noted herein, and shall be subject in all respects to all the general and special stipulations, clauses, good faith waivers, and modifications of the Company’s policies. All good faith loss settlements made by the Company, provided they are within the terms of this Agreement, shall be unconditionally binding upon the Reinsurer and the Reinsurer’s share shall be payable upon receipt and verification of reasonable evidence given by the Company.
When so requested, the Company will afford the Reinsurer an opportunity to be associated with Company, at the expense of the Reinsurer, in the defense of any claim of suit or proceeding involving this Reinsurance; and the Company and the Reinsurer shall co-operate in every respect in the defense of such claim or suit or proceeding.
ARTICLE XIII — TAXES
In consideration of the terms under which this Agreement is issued, the Company undertakes not to claim any deduction of the premium hereon or when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or to the District of Columbia.
ARTICLE XIV — CURRENCY
All retentions and limits hereunder are expressed in United States Dollars, and all premium and loss payments shall be made in United States Currency.
ARTICLE XV — ACCESS TO RECORDS
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The Reinsurers, or their duly accredited representatives, shall have the right to inspect and copy at its own expense the books and records of the Company at all reasonable times for the purpose of obtaining information concerning this Agreement of the subject matter thereof.
ARTICLE XVI — OFFSET CLAUSE
The Company and the Reinsurer, each at its option, may offset any balance or balances, whether on account of premiums, claims and losses, loss expenses or salvages due from one party to the other under this Contract; provided, however, that in the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with applicable statutes and regulations.
ARTICLE XVII — ARBITRATION
A.	As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested.

B.	One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

C.	If the two arbitrators are unable to agree upon the third arbitrator within 30 days of their appointment, the third arbitrator shall be selected by the American Arbitration Association.

D.	All arbitrators shall be disinterested active or former executives of insurance or reinsurance companies or Underwriters at Lloyd’s, London, with expertise or experience in the area being arbitrated.

E.	Within 45 days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery periods and schedules for hearings.

F.	The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration shall take place in Florida, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of Florida. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief, as it may deem appropriate.

G.	The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business within 60 days following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.

H.	Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent permitted by law.
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ARTICLE XVIII — INSOLVENCY
In the event of the insolvency of the Company or the Reinsurer (the “Insolvent Party”), premiums and losses shall be payable directly to the Insolvent Party or its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Insolvent Party without diminution because of the insolvency of the Insolvent Party or because the liquidator, receiver, conservator or statutory successor of the Insolvent Party shall give written notice to the other party hereto of the pendency of a claim against the Insolvent Party, indicating the Policy reinsured which claim would involve a possible liability on the part of the other party hereto with a reasonable time after such a claim is filed in the conservation, liquidation, or receivership proceedings, and that during the pendency of such claim the other party hereto may investigate such claim and interpose, as its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Insolvent Party or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the other party shall be chargeable, subject to the approval of the court, against the Insolvent Party as part of the expense of conservation, liquidation or receivership to the extent of a pro rata share of the benefit which may accrue to the Insolvent Party solely as a result of the defense undertaken by the other party.
ARTICLE XIX — TERMINATION DURING LOSS
Should the liability of the Reinsurer under this Agreement terminate while a loss giving rise to a claim hereunder is in progress, the Reinsurer shall be liable as if the whole loss had occurred during the term of this Agreement.
ARTICLE XX — ERRORS AND OMISSIONS
Any inadvertent error or omission on the part of either the Company or the Reinsurers shall not relieve the other party from any liability which would have attached hereunder, provided that such error or omission is rectified immediately upon discovery, and shall not impose any greater liability on the Reinsurers than would have attached hereunder if the error or omission had not occurred. This article is not intended to conflict or override the terms and conditions contained in Article XXVIII “Sunset Clause.”
ARTICLE XXI — NET RETAINED LINES
This Agreement applies only to that portion of any insurance or reinsurance which the Company retains net for its own account, inclusive of underlying reinsurance. In calculating the amount of any loss hereunder, only loss or losses in respect of that portion of any insurance or reinsurance which the Company retains net for its own account, inclusive of underlying reinsurance, shall be included.
The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason or the inability of the Company to collect from any other reinsurers, whether specific or general, any amount of which may have become due from them, whether such inability from the insolvency of such other reinsurers or otherwise.
ARTICLE XXII — SALVAGE AND SUBROGATION:
The Reinsurer shall be credited with its proportionate share of salvage and subrogation recoveries (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder.
ARTICLE XXIII — CHANGE IN ADMINISTRATIVE PRACTICES
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The Company undertakes not to introduce any material change in its administrative practices, corporate structure, domicile or established acceptance and underwriting policy in respect of the business covered hereunder without prior approval of the Reinsurers.
ARTICLE XXIV — EXTRA CONTRACTUAL OBLIGATIONS
This contract shall protect the Company within the limits hereof, where the ultimate not loss includes any Extra Contractual Obligations. The term “Extra Contractual Obligations” is defined as those liabilities not covered under any other provision of this Contract and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud, or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation of prosecution of an appeal consequent upon such action.
The date on which any Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original disaster and/or casualty.
However, this Article shall not apply where the loss has been incurred due to fraud by a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in the collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
ARTICLE XXV — NON-WAIVER CLAUSE
The failure of the Company or the Reinsurer to insist on compliance with this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of any rights or remedy contained herein nor stop either party from thereafter demanding full and complete compliance nor prevent either party from exercising such rights or remedy in the future.
ARTICLE XXVI — INSOLVENCY FUND EXCLUSION
It is agreed that this Contract excludes all liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guarantee fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.
ARTICLE XXVII — MANDITORY COMMUTATION CLAUSE
Not later than eighty-four (84) months after the commencement of the Term of this Agreement, Company shall advise Reinsurer of the amount of all Ultimate Net Loss for all claims from Business Covered from any Loss Occurrence, both reported and unreported, both paid and not finally settled, that is the subject of this Agreement. Company and Reinsurer or their respective representatives shall, within sixty (60) days thereafter by mutual agreement, determine and capitalize (i.e. reduce to a net present value) the total of such Ultimate Net Loss for each Loss Occurrence.
Once the mutually agreed capitalized value of the Ultimate Net Loss for each Loss Occurrence is agreed, the Reinsurer shall pay the Company its proportionate share of each Loss Occurrence, subject to the coverage provided under this Agreement.
If mutual agreement cannot be reached, then any difference shall be settled by an appraisal made by a panel of three actuaries, one to be chosen by each party and the third by the two so chosen. If either party refuses
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or neglects to appoint an actuary within thirty (30) days of a written request from the other party to appoint an actuary, the other party may appoint two actuaries. If the two actuaries fail to agree on the selection of a third actuary within thirty (30) days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots.
All the actuaries shall be regularly engaged in the valuation of Workers’ Compensation claims and shall be Fellows of the Casualty Actuarial Society or Members of the American Academy of Actuaries. None of the actuaries shall be under the control of either party to this Agreement.
Each party shall submit its case to its chosen actuary within thirty (30) days of the appointment of the third actuary. The decision in writing of any two appointed actuaries, when filed with the parties hereto, shall be final and binding on all parties participating in the appraisal and judgment may be entered hereon in any court of competent jurisdiction.
The expense of the actuaries and of their appraisal shall be equally divided between the Company and the Reinsurer. The appraisal shall take place in South Carolina unless some other place is mutually agreed upon by Company and Reinsurer.
Any payment by the Reinsurer under this Article shall constitute a complete release of the Reinsurer for its liability as respect any such Loss Occurrence.
ARTICLE XXVIII — SUNSET CLAUSE
Notwithstanding the provisions of the Errors and Omissions Article of this Agreement, coverage hereunder shall apply only to Loss
Occurence(s) notified by Company to Reinsurer, with full particulars, within eighty four (84) months from the commencement of the Term of this Agreement. Notice of a Loss Occurrence shall include:
1.	The approximate time and location of the Loss Occurrence.

2.	The date of loss as established under this Agreement.

3.	The names of any original insureds that have been identified by Company, at the time of notice, as being involved in the Loss Occurrence.

4.	The current indemnity, medical and expense reserves delineated by original insured.

5.	The total payments made by the Company, delineated by original insured.
ARTICLE XXIX — ENTIRE AGREEMENT CLAUSE
The entire agreement between the Company and the Reinsurer is contained in this Agreement, including the Reinsuring agreements, exclusions and conditions.
ARTICLE XXX — INTERMEDIARY
Patriot Re International, Inc., 400 Northampton St., Easton, PA 18042 is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including, but not limited to, notices, statements, premium reports, return salvages and loss settlements) relating hereto shall be transmitted to the Company or the Reinsurer through Patriot Re International, Inc. Payments of Premium and Losses will be on a direct settlement basis between Company and Reinsurer.
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IN WITNESS WHEREOF, the parties hereto have caused this Contract to be signed in duplicate by their duly authorized representative.

Signed in Fort Lauderdale, Florida
This day of , 2007

ATTEST:	GUARANTEE INSURANCE COMPANY

	By:	/s/

	Title:	President

Reference:

And signed in Stamford, CT
This 2 day of August , 2007

ATTEST:	NATIONAL INDEMNITY COMPANY

	By:	/s/ Peter [Illegible]

	Title:	ACTUARY

	Reference:	RA-2606
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SCHEDULE 1	2007
SPECIFIC BUSINESS OPERATIONS EXCLUSIONS
These exclusions apply based on the activities performed by a business and therefore will not always be identified by a class code.
The related class codes are those with known operations to be excluded — They are not meant to be all inclusive. They DO NOT include State specific codes which must be identified through the Scopes Manual.

Reinsurance Description of Operations to be Excluded	Related Class Codes & Descriptions

Airline and Aircraft Operations-Commerical Airline Crews	7403 — Aircraft or Helicopter Air Carrier — Ground Crew
7405 — Aircraft or Helicopter Air Carrier — Flying Crew
7409* — Aircraft or Helicopter: Aerial Application
7420* — Aircraft or Helicopter: Public Exhibition
7421 — Aircraft or Helicopter: Transportation — Crew
7422* — Aircraft or Helicopter: NOC, not Helicopters
7423 — Aircraft or Helicopter Operation: Commuter
7425* — Aircraft Operation — Helicopters NOC
7431* — Aircraft or Helicopter — Commuter — Crew
9088* — Rocket or missile testing or Launching

Asbestos Operations	1852 — Asbestos Goods Manufacturing
5472 — Asbestos Removal Operation: Contractor
5473 — Asbestos Removal Operation: Contractor NOC

Banks & Trust Companies: Employees of Contracting Agencies in Bank Service: Guards, Patrols, Messengers or Armored Car Crews	7720 — With this specific language (CR)

Blasting Rock	6217 — Blasting Rock — Specialist Contractor (CR)

Boat Building and Ship Building	6854* — Ship Building — Iron or Steel — NOC
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All related “F” Classes Separately Identified**
6843* — Ship Building Iron or Steel
6872* — Ship Repair or Marine Railway
6882* — Ship Repair Conversion
8709* — Stevedoring: Talliers, Inspectors
7016* — Vessels NOC — Program 1
7024* — Vessels NOC — Program 2 State Act
7038* — Boat Livery — Boats under 15 Tons — Program 1
7046* — Vessels — Not Self-Propelled — Program 1
7047* — Vessels — NOC — Program 2 USL Act
7050* — Boat Livery — Boats under 15 Tons-Program 2 USL Act

7090* — Boat Livery-Boats under 15 Tons-Program 2 State Act
7098* — Vessels — Not Self-Propelled-Program 2 State Act
7099* — Vessels-Not Self-Propelled-Program 2 USL Act
7309* — Stevedoring NOC
7313* — Ore or Coal Dock Operation
7317* — Stevedoring by Hand or Truck
7323* — Stevedoring Explosive Materials
7327* — Stevedoring Containerized Freight
7333* — Dredging — All Types — Program 1
7335* — Dredging — All Types — Program 2 State Act
7337* — Dredging — All Types — Program 2 USL Act
7350* — Freight Handling & Stevedoring

Construction, operation, repair or maintenance of:	2702 — Dam or Lock Construction (CR)
Bridges	5037* — Painting Metal Structure Over Two Stories
Dams or Locks	5040* — Iron or Steel Erection — Frame Structures
Dikes or Revetments	5059* — Iron or Steel; Erection — Frame Structures
Subways	Less Than Two Stories
Sub-Aqueous Works Under Pressure	5222* — Concrete Const. In Connection w/Bridges
Tunnels	5403 — Construction: Wooden Bridges (Desc)
6003 — Wood Bridge Construction (Desc)
6005 — Dike or Revetment Construction (CR)
6017 — Dam or Lock Construction: Concrete Work
6018 — Dam or Lock Construction: Earthmoving
6251* — Tunneling — Not Pneumatic
6252* — Shaft Sinking
6260* — Tunneling — Pneumatic
7133 — Subway Operation (Desc)
7538* — Electric Light or Power Line Construction
7540* — Electric Light or Power Co-op;REA Project only
9019 — Bridge or Vehicular Tunnel Operation
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Demolition or Wrecking of:	5022 — Wrecking Bldgs or Structures — Masonry (CR)
Bridges	5057* — Wrecking Bldgs/Structures — Iron or Steel (CR)
Buildings	5213 — Wrecking Bldgs or Structures — Concrete (CR)
Maritime Structures	5403 — Wrecking Bldgs or Structures — Wooden (CR)
Demolition or Wrecking of:	6003 — Wrecking of Piers or Wharfs (Desc)
Vessels	7394*, 7395* & 7398* — Marine Wrecking (CR)

Detective or Patrol Agencies	7720 — Detective or Patrol Agencies (CR). Not applicable to unarmed patrol personnel.
Firefighters	7704 — Firefighters

Gas Main, Steam Main or Water Main Construction	6319 — Gas Main or Connection Construction
Or Connection Construction	6206* — Oil or Gas Well-Cementing
7515* — All Oil or Gas Pipeline Operation

Manufacturing, transportation, packing, handling,	3574 — Arms Mfg-Small & Cartridge Mfg (CR)
shipping, storage or loading into containers:	3632 — Projectile or Shell Mfg (CR)
Explosives (incl substance intended for use as)	4771* — Explosives or Ammunition Manufacturing
Ammunitions, fuses or arms	4777 — Explosives Distributors
Propellant charges	7228 — Hauling Explosives or Ammo — Local (CR)
Detonating devices	7229 — Hauling Explosives or Ammo — Long Dist (CR)
Fireworks	7360 — Packing/Handling/Shipping Expl or Ammo (CR)
Celluloid, magnesium, nitroglycerine or pyroxylin

Mfg, packing, handling, shipping or storage of:	4635* — Oxygen or Hydrogen Manufacturing
Natural or artificial fuel gases	4740 — Oil Refining — Petroleum
Butane or propane	8350 — Gasoline Dealer
Gasoline or liquefied petroleum gas (LPG)

Mining of All Types Including:	1005* — Coal Mining — Surface
Underground	1016 — Coal Mining NOC
Surface	1164* — Mining NOC — Not Coal — Underground
Quarrying	1165 — Mining NOC — Not Coal — Surface
1624 — Quarry NOC
1654 — Quarry — Cement Rock-Surface
1655 — Quarry — Limestone — Surface (CR)
1710 — Stone Crushing — Included by SIC
1741* — Flint or Spar Grinding
1803* — Stone Cutting or Polishing NOC
4000 — Sand or Gravel Digging — Included by SIC

Oil or Gas Burner Installation	3724 — Oil or Gas Burner Installation-Commercial (CR)
3726* — Boiler Installation or Repair
5183 — Oil or Gas Burner Installation — Domestic (CR)

Police Officers	7720 — Police Officers
Quota Share
Contract Wording
July 11, 2007D

Railroads	6702, 6703 & 6704 — RR Construction — State & Federal
Except — scenic railways and access lines	7133 — Railroad Operations NOC
industrial aid owner operations if incidental	7151 , 7152 & 7153 — RR Operations — State & Federal
7382 — Scheduled RR Operations (CR)
7855 — RR Construction: Laying or Relaying of Tracks
8734, 8737, 8738 — Sales for RR ops — State & Fed
8805, 8814 & 8815 — Clerical for RR ops — State & Fed

Sewer Construction — All Operations	6306 — Sewer Construction
3620 — Pressure Vessel Manufacturing (Desc)

Tank Installation: Gasoline Service Stations	3724 — Tank Installation — Gas Stations (CR)
Quota Share
Contract Wording
July 11, 2007D